Compu-DAWN, Inc.
                                   EXHIBIT 11
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                                   (Unaudited)



                                            Three Months Ended                Six Months Ended
                                                 June 30,                           June 30,
                                           1999             1998               1999             1998
                                       ------------     ----------         -----------       ----------

NET (LOSS):
      Continuing operations            $   (265,656)    $   38,067         $  (272,656)      $   55,417
      Discontinued operations            (2,497,246)      (460,778)         (5,759,671)        (954,455)
                                       ------------     ----------         -----------       ----------

                                       $ (2,762,902)    $ (422,711)        $(6,032,327)      $ (899,038)
                                       ============     ==========         ===========       ==========

BASIC LOSS PER COMMON SHARE:
      Continuing operations                   $(.07)         $ .01              $(0.07)           $ .02
      Discontinued operations                  (.65)          (.15)              (1.53)            (.33)
                                       ------------     ----------         -----------       ----------
                                       $       (.72)    $     (.14)        $     (1.60)      $     (.31)
                                       ============     ==========         ===========       ==========

WEIGHTED AVERAGE COMMON
      SHARES OUTSTANDING                  3,857,380      2,936,312           3,763,554        2,888,445
                                       ============     ==========         ===========       ==========